SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: June 23, 2009
Date of earliest event reported: June 18, 2009
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15395 (Commission File Number)	52-2187059 (IRS Employer Identification Number)

11 West 42nd Street New York, NY (Address of principal executive offices)	10036 (Zip Code)
(212) 827-8000
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
On June 18, 2009, Martha Stewart Living Omnimedia, Inc. (the “Company”) and its wholly-owned subsidiary MSLO Emeril Acquisition Sub LLC (the “Borrower”) executed a Waiver and Omnibus Amendment No. 1 to the Loan Agreement dated as of April 4, 2008 (the “Loan Agreement”) with Bank of America, N.A. (the “Bank”), in its individual capacity and as collateral agent.
The amendment (i) reduces the tangible net worth requirement to $35,000,000 for the last day of the second fiscal quarter of 2009; (ii) adds a covenant to the Loan Agreement requiring the Company to maintain unencumbered cash and certain cash equivalents in an amount equal to 125% of the outstanding principal amount of the loan under the Loan Agreement through the day on which the Company delivers a compliance certificate in respect of the third fiscal quarter of 2009 certifying that no default has occurred under the Loan Agreement; (iii) clarifies that impairment losses in respect of goodwill and intangible assets are added back to net income in calculating the Company’s consolidated earnings before interest, taxes, depreciation and amortization expenses (“EBITDA”) for purposes of the various financial covenants in the Loan Agreement; (iv) increases the Company’s maximum permitted ratio of (a) its liabilities for borrowed money and other interest-bearing liabilities (less the non-current portion of any subordinated liabilities) to (b) its EBITDA for the preceding four-quarter period to 2.75 to 1.0 for the last day of the second fiscal quarter of 2009; and (v) for purposes of measuring compliance with certain covenants in the Loan Agreement, excludes the outstanding principal amount of the loan from the “current portion of long term debt” and “current liabilities”.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.
Date: June 23, 2009	By:	/s/ William C. Stern
William C. Stern
General Counsel

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